Exhibit 23.4

Consent of Qualified Person

AtkinsRéalis Canada Inc. (“Atkins”), in connection with the Registration Statement on Form F-3 of ioneer Ltd (as amended or supplemented, and including any documents incorporated by reference therein, the “Form F-3”), consents to:

•
the filing and use of the technical report summary titled “Technical Report Summary of the Rhyolite Ridge Lithium-Boron Project” (as amended or supplemented, the “Technical Report Summary”), as an exhibit to the Form F-3 (incorporated by reference to Exhibit 15.11 to the transition report on Form 20-F of ioneer Ltd for the six-month period ended December 31, 2025);

•
the use of and references to Atkins’ name, including Atkins’ status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form F-3 and the Technical Report Summary; and

•
any extracts from, or summaries of, the Technical Report Summary in the Form F-3 and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by Atkins, that Atkins supervised the preparation of and/or that was reviewed and approved by Atkins, that is included or incorporated by reference in the Form F-3.

Atkins certifies that it has read the Form F-3 and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

Date: July 20, 2026

By: /s/ Karthik Narayanaswamy

Name: Karthik Narayanaswamy, Ph.D.

Title:
Vice President, Mineral Processing & Smelting,
Minerals & Metals, North America
AtkinsRéalis